Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A LIMITED PARTNERSHIP TO A
CORPORATION PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Limited Partnership first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the Limited Partnership first formed is November 12, 2013.

4.)	The name of the Limited Partnership immediately prior to filing this Certificate is Enviva Partners, LP.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is Enviva Inc.

6.)	This Certificate becomes effective at 9:31 a.m. Eastern Time on December 31, 2021.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Partnership has executed this Certificate on the 27th day of December, A.D. 2021.

By: Enviva Partners GP, LLC, as the sole general partner of Enviva Partners, LP

By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Vice President, Associate General Counsel and Secretary